Vfinance
                    Investments, Inc.
                         Access Success.

This Investment Banking Agreement (the "Agreement") is made and entered into as of August 17, 2001, by and among BrightCube, Inc. having a principal place of
            --
business at 240 Center Street, El Segundo, CA 90245 (the "Company"), vFinance Investments, Inc. ('"VFIN") and vFinance Capital L.C. (the "Investment Bank"), affiliated NASD member broker dealers, having a place of business at 3010 North Military Trail, Suite 300, Boca Raton, Florida, 33431-6300.

                             ENGAGEMENT OF SERVICES

The Company hereby retains (i) VFIN, for the purpose of providing to the Company financial consulting services and (ii) the Investment Bank for the purpose of providing investment banking and management consulting services. VFIN and the Investment Bank severally but not jointly agree to be retained to provide such services pursuant to the terms and conditions set forth herein.

                                   SECTION ONE
                                STATEMENT OF WORK

VFIN will, on behalf of the Company, perform the following financial advisory services:

     Financial Advisory  Services.  VFIN will  provide capital market advice and
     -----------------------------
     will work with the Company's management in creating market awareness of the Company and its stock, and in the organization and sponsorship of investor presentations. VFIN will make a market in the Company's stock and will seek to establish other market makers in the Company's stock. VFIN will seek to increase liquidity and maintain an orderly market in the Company's stock, including assisting the buy-side and in cross-block trades of the Company's stock. VFIN will provide advice to the Company pertaining to stock buyback plans, stock splits or dividends and other related plans as they pertain to the Company's stock price and liquidity. At the request of the management ("Management") of the Company, VFIN will attend shareholder and Board meetings to make presentations.

Investment Bank will, on behalf of the Company, perform the following investment banking and management consulting services:

     Assessment.  If  requested, the  Investment Bank will prepare an assessment
     -----------
     ("Assessment") of the Company's current business, operations, strategies and target markets. The Assessment will highlight market conditions and other contributing factors that would likely influence the Company's ability to successfully pursue the current course of business.

     Fairness  Opinion. Investment  Bank  will  render  a  Fairness Opinion with
     ------------------
     respect to any potential transaction that the Company might contemplate. Said Fairness Opinion will be organized and will contain language standard to such documents.

     Information Memorandum. Investment Bank will work with Management to become
     -----------------------
     educated in the Company's intended business, operations, strategies and target markets. Investment Bank will then, in coordination with Management, assist in the preparation of an Informational Memorandum ("Memorandum") that will articulate the business opportunity, the business model and an investment opportunity.


    3010 North Military Trail, Suite 300, Boca Raton, Florida, 33431-6300 -
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
     The Memorandum will reflect the future business of the Company, detail the Company's strategic position, and define requirements and terms for funding. The Memorandum shall describe potential distribution channels, market potential, marketing strategies, a description of key technologies, organizational structure and financial projections.

     Mergers/Acquisitions and Investments-- Investment Bank will research market
     ------------------------------------
     opportunities, identify potential mergers, acquisitions and investors, model the transactions, structure the deals, and work with Management to close said transactions.

     For the duration of this Agreement, the Investment Bank will have the ability to engage in substantive discussions with potential investors, acquirers or joint venture partners on behalf of the Company. Investment Bank will provide the names of parties to whom it Intends to disclose proprietary information and they will be identified and included as an "Investment Bank Party' under the Agreement.

     In the event the Company, Management or its stockholders receive an inquiry from, or are otherwise in contact with, a party concerning the availability of the Company regarding a Covered Transaction, as defined herein below in Section Five, Company will promptly notify the investment Bank of such discussions.

     In the event Company withholds its written approval authorizing Investment Bank to approach an Investment Banking Party, the Company agrees that neither it nor its agents, will discuss or enter into a Covered Transaction with that party during the term of this Agreement, as defined in Section Four, and for a period of twenty-four (24) months after the termination or expiration of this Agreement.

     Each prospect will be qualified and meetings will be set to present the Company to potential investors. Investment Bank will work with Management to negotiate and close a Covered Transaction.

IN PERFORMING ITS SERVICES HEREIN, VFIN AND INVESTMENT BANK SHALL BE ENTITLED TO RELY WITHOUT INVESTIGATION UPON ALL INFORMATION THAT IS PROVIDED BY THE COMPANY, WHICH INFORMATION THE COMPANY HEREBY WARRANTS SHALL BE COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS, AND NOT MISLEADING. VFIN AND INVESTMENT BANK IN NO WAY GUARANTEE THAT THE COMPANY WILL SUCCESSFULLY RAISE CAPITAL.

                                   SECTION TWO
                                  PLACE OF WORK

It is understood that VFIN and Investment Bank's services will be rendered both on and off-site of the Company. The Company agrees to provide appropriate support to VFIN and Investment Bank while on-site performing the services described in Section One.

                                  SECTION THREE
                              TIME DEVOTED TO WORK

In the performance of the services covered by this Agreement, the services and the hours VFIN and Investment Bank are to work will be entirely within VFIN and Investment Bank's control and the Company will rely upon VFIN and Investment Bank to put in such number of hours as is reasonably necessary to fulfill the spirit and the purpose of this Agreement.

                                  SECTION FOUR
                                    DURATION

The  duration  of  this  Agreement (the 'Term") shall be from August 17, 2001 to
                                                                     --
August  17, 2002, provided however, that this Agreement may be terminated at any
        --
time by either Company or VFIN or Investment Bank, with or without cause, upon sixty (60) days written notice to the other.


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
                                  SECTION FIVE
                                     PAYMENT

Upon execution of this Agreement, the Company will issue to VFIN warrants to purchase common shares of the Company's stock for services provided in the performance of Financial Advisory Services articulated in Section One above. The Company will issue 200,000 warrants at an exercise price of $0.27 per share. The warrants will have a term of 5 years, piggy- back registration rights, and have a provision for cashless exercise. Upon completion of a private placement of at least $1 million on the Company's behalf, the Company will issue to VFIN warrants to purchase common shares of the Company's stock at a rate of 130,000 per $100,000 funded at an exercise price of $0.27 per share up to maximum of 1,300,000 shares. The warrants will have a term of five (5) years, piggyback registration rights and have a provision for cashless exercise.

The Company will pay Investment Bank a consulting fee of Six Thousand Dollars ($6,000) per calendar month in consideration of investment banking and management consulting services performed in the Statement of Work, of which three (3) months shall be due upon signing of this Agreement, with the remainder payable at the beginning of each calendar month thereafter.

For purposes of this Agreement, the term "Covered Transaction(s)" shall mean any private placement, capital infusion, equity investment or financing, "Investment Bank Initiated Purchase or Sale Transaction", "Debt Financing" or "Subordinated Debt Financing" as defined below.

For purposes of this Agreement, an "Investment Bank Initiated Purchase or Sale Transaction" is any acquisition, sale, merger, consolidation, joint venture, exchange offer, sale or license (or any variation thereof) of any part of or all of the business or property of the Company, or other transaction, including, but not limited to: the purchase or sale of stock or other transaction resulting in any change of control of the Company, the acquisition of any shares of its stock, or the disposition outside of the ordinary course of business of any of its assets.

For the purpose of this Agreement, Subordinated Debt Financing shall mean debt financing junior to other debt, i.e., repayable in the case of liquidation only after senior debt with a higher claim has been satisfied. This type of debt may be but not necessarily characterized by such features as interest only payments for a specified period of time, equity participation through warrants and other instruments, and convertible features. Senior and working capital lines are defined as borrowings normally undertaken by businesses in the course of operations. It includes notes, bonds, equipment leasing, or debentures not expressly defined as junior or subordinated.

For the purposes of this Agreement, Total Consideration shall mean and be computed as the total sale proceeds and other consideration received by Company, its stockholders, directed beneficiaries, or any newly formed entity owned or affiliated with or participated in by Company or any of its shareholders ("New Company") upon consummation of the Covered Transaction including, but not limited to: cash, securities, notes, debentures, purchase options, royalties, management, consulting and employment agreement; marketing, licensing and revenue contracts; agreements not-to-compete, including contingent and installment payments; consideration for assets owned by affiliates of Company or entities in any business relationship which are used in or are potentially useful in Company's business; the total value of liabilities avoided by the Company or assumed by the acquirer; the total value of all liabilities on the Company's balance sheet that are transferred to, or assumed by, the acquirer of the stock of Company in a stock transaction and any other tangible net benefit to the Company, its shareholders or directed beneficiaries.

If a Covered Transaction is consummated between the Company and an Investment Bank Party during the term of this Agreement, or a period of twenty four (24) months thereafter, Company shall pay Investment Bank, or cause Investment Bank to be paid, at the closing of such transaction a fee computed by taking the Total Consideration multiplied by ten percent (10%). In addition, the Company shall pay the Investment Bank an additional 2% non-accountable expense to cover due diligence and legal expenses.

If an Investment Bank Initiated Purchase or Sale Transaction is consummated between the Company and an Investment Bank Party during the term of this Agreement, or a period of twenty four (24) months thereafter, Company shall pay Investment Bank, or cause Investment Bank to be paid, at the closing of such transaction a fee computed by taking the Total Consideration


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
received  at  each respective closing involved in such Investment Bank Initiated
Purchase or Sale Transaction multiplied by a percentage determined pursuant to the following schedule:

          TOTAL CONSIDERATION        Fee
          -------------------------  ----
          $ 0 to $1,999,999          6.0%
          -------------------------  ----
          $ 2,000,000 to $3,999,999  5.0%
          -------------------------  ----
          $ 4,000,000 to $5.999,999  4.0%
          -------------------------  ----
          $ 6,000,000 to 7,999,999__ 3.0%
          -------------------------  ----
          $ 8,000,000 or greater     2.0%
          -------------------------  ----

--------------------------------------------------------------------------------
An example of the fee due to Investment Bank based on the above fee schedule would be as follows on an Investment Bank Initiated Purchase or Sale Transaction of $11,000,000 in Total Consideration:
Fee  = ($2,000,000 X 6%) + ($2,000,000 x 5%) + ($2,000,000 X 4%) + ($2,000,000 X
3%)  +  ($3,000,000  X  2%)  =  $420,000
--------------------------------------------------------------------------------

In the case of a "Debt Financing" where the source of debt financing, excluding subordinated debt financing, is originated by Investment Bank or is from an Investment Bank Party and the transaction closes during the Term of this Agreement, or within eighteen (18) months of any termination thereof, Investment Bank shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total commitment multiplied by four (4%) percent. If such Debt Financing is coupled with equity securities such as warrants, the value of the equity securities (to the extent same are options, warrants, or similar securities) shall be determined under the Black-Scholes methodology.

In the case of a "Subordinated Debt Financing" where the source of subordinated debt financing is originated by Investment Bank or is from an Investment Bank Party and the transaction closes during the Term of this Agreement, or within eighteen (18) months of any termination thereof, Investment Bank shall receive upon closing of the transaction, a lump-sum consulting fee computed by taking the total commitment multiplied by six (6%) percent. If such Subordinated Debt Financing is coupled with equity securities such as warrants, the value of the equity securities (to the extent same are options, warrants, or similar securities) shall be determined under the Black-Scholes methodology.

At the time of execution of this Agreement, the Company will identify all parties with which the Company is engaged in active discussions concerning the availability of the Company regarding a Purchase or Sale Transaction.

All fees due to Investment Bank pursuant to this Agreement are payable in cash. All fees are payable to Investment Bank at the closing date of the subject transaction. To the extent amounts are payable to Company after the closing date of a transaction, Company shall pay Investment Bank the applicable fee associated with such amounts at the time such amounts are actually received by Company.

For example, if $7,000,000 is payable on the closing of the Covered Transaction and $3,000,000 is payable six (6) months thereafter, Company shall pay Investment Bank ($7,000,000 X 10.0%) on the day of the closing of the Covered Transaction and ($3,000,000 X 10.0%) upon its receipt of the final $3,000,000. Any fees due and not paid when due will accrue interest at the rate of twelve percent (12.0%) annually and the Company will be responsible for legal expenses, including without limitation appellate expenses (at both the trial and appellate level) incurred by Investment Bank in collecting such fees. Warrant and registration rights as well as the Company's obligations to compensate the Investment Bank as described in this Section Five shall remain in full force and effect following the termination of this Agreement.


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
In addition, upon closing of a Investment Bank Initiated Purchase or Sale Transaction(s), or Debt Financing(s) or Subordinated Debt Financing(s) (hereinafter each of which is referred to as a "Financing Transaction") with respect to which Investment Bank is entitled to a fee as described hereinabove, the Company or any successor entity will grant to Investment Bank a warrant to purchase the common stock of Company, at a purchase price per share ("the "Purchase Price") equal to the lower of a) the closing bid price of the Company's stock the day prior to the closing date of a Covered Transaction(s), or b) the price per share paid by investors in the Covered Transaction(s); and in an amount of shares to be calculated by taking the success fee paid to Investment Bank and dividing it by the Purchase Price. Warrants shall be issued at the closing of the Covered Transaction, and can be exercised at any time by Investment Bank in whole or part over five (5) years. Company or its successor entity agrees to reserve sufficient amount of common shares to cover the exercise of the warrant.

Company shall grant VFIN and Investment Bank piggyback registration rights for the common stock and the common stock underlying the warrants paid, granted or otherwise issued pursuant to this Section 5 in accordance with Addendum "A" to this Agreement.

These warrants shall be subject to a weighted average adjustment in the common stock underlying such warrants and the per share exercise price in the event of any (a) stock splits, stock dividends, recapitalizations or similar events, or
(b) issuances of common stack or options, warrants or other capital stock with the exercise or conversion price at a per share price less than the per share warrant exercise price.

The Company will reimburse VFIN and Investment Bank for all approved business expenses ("Expenses") incurred by VFIN and Investment Bank in the performance of the work defined herein. Expenses will be billed and paid on a monthly basis, beginning on Sept. 1, 2001 and on the first of each subsequent month.
               --------

                                   SECTION SIX

               STATUS OF VFIN AND INVESTMENT BANK; INDEMNIFICATION

VFIN and Investment Bank are and shall be independent contractors and are not and shall not be deemed or construed to be employees of the Company by virtue of this Agreement. Neither VFIN, Investment Bank nor the Company shall hold VFIN and Investment Bank out as an agent, partner, officer, director, or other employee of the Company in connection with this Agreement or the performance of any of the duties, obligations or performances contemplated hereby and VFIN and Investment Bank further specifically disclaim any and all rights to an equity interest in or a partnership with the Company by virtue of this Agreement or any of the transactions contemplated hereby, except as specifically provided herein. VFIN and Investment Bank specifically acknowledge and agree that they shall have no authority to execute any contracts or agreements on behalf of the Company or any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company (an "Affiliate") and it shall have no authority to bind the Company or its Affiliates to any obligation (contractual or otherwise). For purposes of this Agreement, (a) the term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting interests, by contract or otherwise and (b) the term "person" shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, trust, joint venture or other entity.

It is hereby acknowledged and agreed that the Company has not, is not and shall not be obligated to make, and that it is the sole responsibility of VFIN and Investment Bank to make, in connection with any income earned by VFIN and Investment Bank from the Company, all periodic withholding taxes, FICA taxes, SECA payments, Federal unemployment taxes (FUTA) and any other Federal or state taxes, payments or filings required to be paid, made or maintained.


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
In the event that VFIN and Investment Bank, or their officers, shareholders, directors, employees or agents (collectively "Indemnitee") become involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in this Agreement not resulting from or relating to Indemnitee's recklessness, negligence, or bad faith, the Company will reimburse Indemnitee for legal and other expenses as such expenses are incurred in connection therewith.

The Company will also indemnify and hold harmless Indemnitee against losses, claims, damages or liabilities to which Indemnitee may become subject in connection with any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the recklessness, negligence, or bad faith of Indemnitee performing the services that are the subject of this Agreement. The provisions of this Section 6 shall survive any termination or expiration of this Agreement.



                                  SECTION SEVEN
                               SERVICES FOR OTHERS

VFIN and Investment Bank may, during or subsequent to the Term, perform services for any other person or firm without the Company's prior approval.

                                  SECTION EIGHT
                                    OWNERSHIP

VFIN and Investment Bank acknowledge that the Company will be free to use all work developed under this Agreement for future and continued usage without any obligation to remit any payment to VFIN and Investment Bank other than that which is defined in this Agreement.

                                  SECTION NINE
                                  GOVERNING LAW

The laws of the State of Florida shall govern this Agreement. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in Fort Lauderdale, Florida unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

The  Governing  Law  provisions shall survive any termination of this Agreement.


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
                                   SECTION TEN
                                   INTEGRATION

This Agreement contains the entire Agreement among the parties and supersedes all prior oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

IN WITNESS WHEREOF, The parties to this Agreement have duly executed it on the day and year first above written.

COMPANY
BRIGHTCUBE,  INC.
-----------------


By:  /S/Eric  Howard            08/17/01
----------------------------------------
Authorized  Representative          Date


 vFinance  Investments,  Inc.

By:  /S/  [Illegible]           08/22/01
----------------------------------------
Authorized  Representative          Date


INVESTMENT  BANK
vFinance  Capital  L.C.

By:  /S/  [Illegible]           08/22/01
----------------------------------------
Authorized  Representative          Date


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
                                  ADDENDUM "A"
                               REGISTRATION RIGHTS

(a) Piggy-Back Registration Rights. If at any time five (5) years from the date of this Agreement (the "Registration Period"), the Company proposes to register any securities under the Securities Act of 1933, as amended (the "1933 Act") (other than on a registration form relating to a registration of a stock option, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or dividend investment plan, a registration of stock proposed to be issued in exchange for securities or assets of, or in connection with the merger or consolidation with, another corporation, or a registration of stock proposed to be issued in exchange for other securities of the Company), the Company shall give prompt written notice thereof
("Registration Notice") to VFIN and Investment Bank and, upon the written request made within ten (10) days after VFIN and Investment Bank received such Registration Notice, the Company shall use its best efforts to effect as part of such registration the registration under the 1933 Act of that number of the shares which VFIN and Investment Bank requests the Company to register, provided that the managing underwriter of the Company's public offering, if any, shall be of the opinion that the inclusion in such registration of such number of shares will not interfere with the successful marketing of all of the Company's securities being registered. If the managing underwriter requests VFIN and Investment Bank to reduce in whole or in part the number of shares sought or be registered by VFIN and Investment Bank, VFIN and Investment Bank shall comply with the request of the managing underwriter. VFIN and Investment Bank agree to execute any document required to be executed by the managing underwriter in order to effectuate such offering. In any underwritten offering, VFIN and Investment Bank shall sell the shares registered as part of such underwritten offering to the underwriters of such offering on the same terms and conditions as apply to the Company. In connection with any registration pursuant to this Section (a), VFIN and Investment Bank shall provide the Company with such information regarding VFIN and Investment Bank and the distribution of the shares as the Company and the managing underwriter shall reasonably request. The Company shall pay all costs and expenses of VFIN and Investment Bank. The Company shall not be obliged to effect registration under the 1933 Act of common stock held by VFIN and Investment Bank pursuant to this Section (a) on more than one occasion. However, if all of the shares sought to be registered by VFIN and the Investment Bank are not registered by the Company for any reason, the piggy-back registration rights set forth in this Section (a) shall remain in effect until all of the shares of VFIN and the Investment Bank have been registered hereunder or the five-year period referred to in this Section (a) have expired, whichever event occurs first.

(b) General Conditions. In connection with each registration affected pursuant to Section (a), the Company and VFIN and Investment Bank agree as follows:

(I) Indemnification of VFIN and Investment Bank, The Company shall indemnify and hold harmless VFIN, Investment Bank and their respective officers, directors, shareholders, employees and agents (collectively, "Investment Bank Indemnitees") from and against any and all losses, claims, damages, or liabilities to which any of the Investment Bank Indemnitees may become subject under the 1933 Act, or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse any of the Investment Bank Indemnitees for any legal or other expenses incurred by any of the Investment Bank Indemnitees in connection with investigating any claims and defending any action insofar as any such losses, claim, damages, liabilities or actions arise out of or are based upon 1) any untrue statement or alleged untrue statement of a material fact, contained in the registration statement relating to the sale of the shares of VFIN and the Investment Bank, or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, 2) any untrue statement or alleged untrue statement of a material fact, contained in a preliminary prospectus, if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented, if the Company shall have filed with the SEC any amendment thereof or supplement thereto), if used within the period during which the Company is required to keep the registration statement to which the prospectus relates current and effective pursuant to the terms hereof, or the omission or alleged omission to state therein (if so used) a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


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The  indemnification  agreement contained in this Agreement, however, shall not:
1) apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged omission, if such statement or omission was in reliance upon and in conformity with the information furnished in writing to the Company by VFIN and Investment Bank in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any amendment thereof or supplement thereto, or 2) inure to the benefit of any underwriter from whom the person asserting any such losses, claims, damages, expenses or liabilities purchased the securities which are the subject thereof (or to the benefit of any person controlling such underwriter), if such underwriter failed to send or give a copy of the prospectus to such person at or prior to the written confirmation of the sale of such securities to such person.

(ii) Indemnification of the Company. VFIN and Investment Bank severally and not jointly agree, in the same manner and to the same extent as set forth in the preceding paragraph, to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act, its directors and those officers of the Company who shall have signed such registration statement, with respect to any statement in or omission from such registration statement or any post-effective amendment thereof or any preliminary prospectus (as amended or supplemented, if amended or supplemented as aforesaid) contained in such registration statement, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by VFIN and the Investment Bank for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any amendment thereof or supplement thereto.

(iii) Notice of Indemnifiable Action. Promptly after the receipt of notice or the commencement of any action against such indemnified party in respect of which indemnity may be sought from a party hereto on account of the provisions contained in this Addendum A, each indemnified party will notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability hereunder, unless such failure to promptly notify the indemnifying party shall prejudice the indemnifying party in any material respect in connection with such action.


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      3010 North Military Trail, Suite 200, Boca Raton, Florida, 33431-6300 -
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